Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2019

WELLESLEY, Mass., Jan. 23, 2020 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.2 million and $6.0 million for the quarter and year ended December 31, 2019, respectively. These results compare to net income of $1.6 million and $6.0 million for the quarter and year ended December 31, 2018, respectively. The 2019 results reflect merger-related expenses and asset write-downs of $638 thousand in the fourth quarter and $711 thousand for the year.

Diluted earnings per share were $0.45 and $2.36 for the quarter and year ended December 31, 2019, respectively. Total assets were $945.2 million at December 31, 2019, an increase of $73.8 million, or 8.5%, from December 31, 2018 as net loans increased $97.4 million, funded by an increase in deposits and FHLB borrowings, and the sale of part of the investment portfolio.

Thomas J. Fontaine, President and Chief Executive Officer, said, "As previously disclosed, we announced a merger with Cambridge Bancorp in December that prompted nonrecurring items last year, which impacted our financial results and returns."

Fourth Quarter Earnings
Net income totaled $1.2 million for the three months ended December 31, 2019, a decrease of $421 thousand or 26.7% as compared to $1.6 million for the three months ended December 31, 2018. For the three months ended December 31, 2019, net interest income increased $686 thousand and taxes declined by $246 thousand, offset by non-interest income that decreased $218 thousand, the provision for loan losses increased $240 thousand, and non-interest expenses increased $895 thousand from the same period in the prior year.

Net Interest Income. Net interest income increased $686 thousand, or 10.8%, to $7.0 million for the three months ended December 31, 2019, as compared to the three months ended December 31, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the three months ended December 31, 2019 was 4.38%, an increase of 12 basis points from the comparable three months in 2018. Deposit and borrowing average rates were 1.75% for the fourth quarter 2019, an increase of 16 basis points from the fourth quarter 2018. The net interest margin was 3.00% for both fourth quarters 2019 and 2018.

Loan Loss Provision. Provision expense was $435 thousand for the three months ended December 31, 2019, an increase of $240 thousand from the comparable three months in 2018. The increase was related to a specific reserve of $350 thousand established for a commercial and industrial loan that was downgraded in the fourth quarter 2019 due to a deteriorating cash flow situation. The provision reflects management's estimate of loan losses based upon historical loan portfolio performance, loan mix, as well as other qualitative factors.

Non-Interest Income. Non-interest income totaled $583 thousand for the three months ended December 31, 2019, a decrease of $218 thousand, or 27.2%, compared to the prior year period. Income from customer interest rate swaps declined $139 thousand from a strong quarter in 2018. A project to upgrade the Company's website was discontinued and the assets were written down by $121 thousand due to the pending Cambridge Bancorp merger. Somewhat offsetting these declines, wealth management fees increased by $39 thousand to $447 thousand in the three months ended December 31, 2019. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $419.5 million at December 31, 2019, as compared to $409.9 million at December 31, 2018.

Non-Interest Expenses. Total non-interest expenses were $5.7 million for the three months ended December 31, 2019, an increase of $895 thousand, or 18.5%, compared to the prior year period. Salaries and benefits increased $279 thousand to $3.0 million for the three months ended December 31, 2019 as compared to the same period ended December 31, 2018. The increase is due to annual merit increases and promotions. Professional fees increased $518 thousand due mainly to higher corporate legal expenses and professional fees associated with the proposed merger with Cambridge Bancorp. FDIC insurance costs increased $100 thousand primarily due to higher assessment balances and rates.

Income Tax Provision. Income tax provision decreased by $246 thousand for the three months ended December 31, 2019 as compared to 2018. Taxes were lower in the fourth quarter of 2019 due to lower income before taxes. Our effective tax rate for the three months ended December 31, 2019 was 20.7% compared to 25.8% in 2018.

Year to Date Earnings
Net income totaled $6.0 million for the year ended December 31, 2019, an increase of $9 thousand or 0.2% over 2018. For the year ended December 31, 2019, compared to 2018, net interest income plus non-interest income increased $2.9 million, offset by an increase in non-interest expenses of $2.6 million and an increase in the provision for loan losses of $330 thousand. The tax provision decreased $74 thousand.

Net Interest Income. Net interest income increased $2.4 million, or 9.5%, to $27.1 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the year ended December 31, 2019 was 4.41%, an increase of 27 basis points from the comparable year in 2018. Deposit and borrowing average rates were 1.81% for the year ended in 2019, an increase of 44 basis points from the year ended 2018. The net interest margin decreased to 2.96% for the year ended 2019, compared to 3.04% for the comparable 2018 period, reflecting the relative increase in deposit and borrowing costs above the increase in earning asset yields.

Loan Loss Provision. Provision expense was $915 thousand for the year ended December 31, 2019, an increase of $330 thousand from 2018. The higher provision was due to the establishment of a specific reserve of $350 thousand for a commercial and industrial loan that was downgraded late in 2019.

Non-Interest Income. Non-interest income totaled $3.1 million for the year ended December 31, 2019, an increase of $523 thousand, or 20.2%, compared to the prior year period. Income from customer interest rate swaps increased $526 thousand from 2018 to 2019 associated with our increase in commercial lending activity. Income from mortgage banking activities increased $112 thousand, primarily due to higher volume of sales of residential mortgage loans as compared to the prior year. Wealth management fees increased $59 thousand, or 3.7%, compared to the year ended December 31, 2018. A discontinued website development project resulted in an asset write-down of $121 thousand.

Non-Interest Expenses. Total non-interest expenses were $21.2 million in the year ended December 31, 2019, an increase of $2.6 million, or 14.1%, compared to the prior year period. Salaries and benefits increased $1.4 million to $12.3 million for the year ended December 31, 2019 as compared to same period ended December 31, 2018. The increase is due to annual merit increases and promotions along with the addition of new staff. Occupancy and equipment increased $284 thousand due to the full year impact of the relocation of business operations to our new home office location and increases in rent expense. Professional fees increased $583 thousand due mainly to higher corporate legal expenses and professional fees associated with the proposed merger with Cambridge Trust. Data processing costs increased $282 thousand and other general administrative costs and advertising costs increased $97 thousand associated with increased business volumes. FDIC insurance costs decreased $50 thousand primarily due to a one-time small bank credit.

Income Tax Provision. Income tax provision decreased by $74 thousand for the year ended December 31, 2019 as compared to 2018. The effective tax rate for the year ended December 31, 2019 was 25.9% compared to 26.6% in 2018.

Balance Sheet Growth
Total assets were $945.2 million at December 31, 2019, representing an increase of $73.8 million, or 8.5%, compared to $871.4 million at December 31, 2018. The increase was primarily related to growth in the loan portfolio net of allowance of $97.4 million along with the addition of an operating lease right-of-use asset of $6.5 million and an increase in loans held for sale of $3.3 million, partially offset by a reduction in investments of $37.0 million. Lower-yielding securities were sold in order to pay down higher-cost borrowings. Total liabilities increased $65.5 million due to deposit growth of $34.5 million, additional FHLB borrowings of $20.7 million, and the addition of an operating lease liability of $6.5 million.

Loans. Gross loans totaled $842.1 million at December 31, 2019, an increase of $98.3 million, or 13.2%, as compared to December 31, 2018. The Bank has been successful in emphasizing commercial loans: Commercial real estate loans increased $33.9 million to $181.9 million; Construction loans increased $31.3 million to $138.0 million; and, Commercial and industrial loans increased $30.4 million to $97.3 million. Residential mortgage loans increased $5.8 million to $388.3 million and home equity balances fell $2.8 million to $36.7 million at December 31, 2019.

Deposits. Deposits increased $34.5 million to $752.5 million at December 31, 2019 compared to $717.9 million at December 31, 2018. Money market accounts increased $75.4 million, or 37.0%, due to our success in attracting new deposit relationships. Demand deposits and NOW accounts increased $25.0 million, or 16.2%, to $178.8 million as growth was realized in both retail and commercial accounts. Certificates of deposit decreased $61.6 million, of which $35.5 million were brokered accounts, to $216.9 million, reflecting our preference not to lock in term funding at higher interest rates throughout most of 2019. Savings accounts decreased $4.2 million to $78.0 million.

Borrowings. Long-term debt and short-term borrowings, consisting entirely of advances from the Federal Home Loan Bank, increased $20.7 million to $94.2 million, compared to $73.5 million at December 31, 2018 in order to support loan growth.

Stockholders' Equity. Stockholders' equity increased $8.3 million to $73.5 million, primarily due to earnings, the exercise of stock options, and an increase in the fair values of available-for-sale securities, partially offset by dividends paid. At December 31, 2019, the Company's ratio of stockholders' equity-to-total assets was 7.77%, compared to 7.47% at December 31, 2018.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton, Needham, and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 108 years.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged, and the ability to successfully complete the Company's previously announced business combination with Cambridge Bancorp within the expected timeframe. Additionally, other risks and uncertainties may be described in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 9,730	$ 8,326	$ 37,670	$ 31,028
Other interest and dividend income	516	694	2,620	2,610
Total interest and dividend income	10,246	9,020	40,290	33,638
Interest expense	3,211	2,671	13,204	8,909

Net interest income	7,035	6,349	27,086	24,729
Provision for loan losses	435	195	915	585

Net interest income, after provision for loan losses	6,600	6,154	26,171	24,144

Total non-interest income	583	801	3,109	2,586

Non-interest expenses:
Salaries and employee benefits	3,047	2,768	12,261	10,842
Occupancy and equipment	822	803	3,288	3,004
Data processing	342	256	1,272	990
FDIC insurance	240	140	576	626
Professional fees	712	194	1,349	766
Other general and administrative	562	669	2,432	2,335
Total non-interest expenses	5,725	4,830	21,178	18,563

Income before income taxes	1,458	2,125	8,102	8,167
Provision for income taxes	302	548	2,102	2,176

Net income	$ 1,156	$ 1,577	$ 6,000	$ 5,991

Other Data:
Return on average assets (1)	0.48%	0.73%	0.64%	0.72%
Return on average equity (1)	6.25%	9.72%	8.56%	9.64%
Net interest margin (1)	3.00%	3.00%	2.96%	3.04%
Earnings per common share:
Basic	$0.47	$0.65	$2.44	$2.49
Diluted	$0.45	$0.63	$2.36	$2.40
Weighted average shares outstanding:
Basic	2,483,607	2,421,335	2,461,527	2,404,371
Diluted	2,577,671	2,513,720	2,553,805	2,502,784
Stockholders' equity to total assets at end of period	7.77%	7.47%	7.77%	7.47%
Book value per common share at end of period	$28.26	$25.79	$28.26	$25.79
Effective tax rate	20.71%	25.79%	25.94%	26.64%
Nonperforming loans to total loans at end of period	0.30%	0.16%	0.30%	0.16%

(1) Three month period annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (Dollars in thousands) (Unaudited)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 42,194	$ 42,750
Securities available for sale, at fair value	29,815	66,770
Federal Home Loan Bank of Boston stock, at cost	4,906	4,747
Loans held for sale	3,354	--

Loans	842,113	743,770
Less allowance for loan losses	(7,653)	(6,738)
Loans, net	834,460	737,032

Bank-owned life insurance	8,005	7,769
Operating lease, right-of-use asset	6,473	--
Premises and equipment, net	3,508	3,924
Other assets	12,503	8,428

Total assets	$ 945,218	$ 871,420

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 139,969	$ 116,926
Interest-bearing	612,498	601,005
Total Deposits	752,467	717,931

Short-term borrowings	20,000	15,000
Long-term debt	74,196	58,528
Subordinated debt	9,861	9,832
Lease liability	6,543	--
Accrued expenses and other liabilities	8,700	4,999
Total liabilities	871,767	806,290

Stockholders' equity	73,451	65,130

Total liabilities and stockholders' equity	$ 945,218	$ 871,420

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550